Exhibit 10.1

Philip L. Logas, P.A.

1525 International Parkway, Suite 4021

Lake Mary, Florida 32746

407-849-1555

1.          PARTIES AND PROPERTY: Rich Uncles NNN Operating Partnership, LP (“Buyer”) agrees to buy and BRWHP Properties, L.L.P. (“Seller”) agrees to sell the property as: Street Address: 2601 Westhall Lane, Maitland, Florida 32751. Legal Description: See Exhibit “A” attached hereto and by this express reference incorporated herein and the following Personal Property: See Exhibit “B” attached hereto and by this express reference incorporated herein (all collectively referred to as the “Property”) on the terms and conditions set forth below.

2. PURCHASE PRICE:	$6,750,000.00

(a) Deposit held in escrow by First American Title Insurance Company (“Escrow Agent”) (checks are subject to actual and final collection) Escrow Agent’s address: See Addendum , Phone: 866.830.9622.	$ 500,000.00

(b) Additional deposit to be made to Escrow Agent within _____ days after Effective Date.	$

(c) Additional deposit to be made to Escrow Agent within _____ days after Effective Date.	$

(d) Total financing (see Paragraph 5).	$

(e) Other: See Paragraph 9 of Addendum re: TI allowance (or lesser amount).	$ 82,795.00

(f) All deposits will be credited to the purchase price at closing. Balance to close, subject to adjustments and prorations, to be paid with locally drawn cashier’s or official bank check(s) or wire transfer.	$6,167,205.00

3.          TIME FOR ACCEPTANCE; EFFECTIVE DATE; COMPUTATION OF TIME: Unless this offer is signed by Seller and Buyer and an executed copy delivered to all parties on or before February 22, 2017, this offer will be withdrawn and the Buyer’s deposit, if any, will be returned. The time for acceptance of any counter offer will be 3 days from the date the counter offer is delivered. The “Effective Date” of this Contract is the date on which the last one of the Seller and Buyer has signed or initialed and delivered this offer or the final counter offer. Calendar days will be used when computing time periods, except time periods of 5 days or less. Time periods of 5 days or less will be computed without including Saturday, Sunday, or national legal holidays. Any time period ending on a Saturday, Sunday, or national legal holiday will extend until 5:00 p.m. of the next business day. Time is of the essence in this Contract.

4.          CLOSING DATE AND LOCATION:

(a)          Closing Date: This transaction will be closed on See Addendum, Para. 6.a (Closing Date), unless specifically extended by other provisions of this Contract. The Closing Date will prevail over all other time periods including, but not limited to, Financing and Due Diligence periods. In the event insurance underwriting is suspended on Closing Date and Buyer is unable to obtain property insurance, Buyer may postpone closing up to 5 days after the insurance underwriting suspension is lifted.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 1 of 7 Pages.

(b)          Location: Closing will take place in Electronically (see Addendum), Para. 6b County, Florida. (If left blank, closing will take place in the county where the property is located.) Closing may be conducted by mail or electronic means.

5.          THIRD PARTY FINANCING: [INTENTIONALLY OMITTED]

6.          TITLE: Seller has the legal capacity to and will convey marketable title to the Property by Special Warranty Deed in form and substance as approved by Buyer during the Due Diligence Period, free of liens, easements and encumbrances of record or known to Seller, but subject to property taxes for the year of closing; [INTENTIONALLY OMITTED] and (list any other matters to which title will be subject). See Exhibit “C” for Permitted Encumbrances in form and substance as approved by Buyer during the Due Diligence Period provided there exists at closing no violation of the foregoing and none of them prevents Buyer’s intended use of the Property as commercial office building.

(a)          Evidence of Title: See Addendum, Para. 1.c. [INTENTIONALLY OMITTED]

(b)          Title Examination: Buyer will, within 15 days from receipt of the Title Commitment and the Title Materials ~~the evidence of title~~ deliver written notice to Seller of title defects as determined by Buyer in its sole discretion. Title will be deemed acceptable to Buyer if (1) Buyer fails to deliver proper notice of defects or (2) Buyer delivers proper written notice of any title defects and Seller cures the defects to Buyer’s reasonable satisfaction within 30 days from receipt of the notice (“Curative Period”). If the defects are cured within the Curative Period, closing will occur within 10 days from receipt by Buyer of notice of such curing. Seller may elect not to cure defects if Seller reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, Buyer will have 10 days from receipt of notice of Seller’s inability to cure the defects to elect whether to terminate this Contract as provided herein or accept title subject to existing defects and close the transaction without reduction in purchase price.

(c)          Survey: (check applicable provisions below):

(i)          Seller will, within 5 days from Effective Date, deliver to Buyer copies of prior surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction: See Addendum Paragraph 1(a), prepared for Seller or in Seller’s possession, which show all currently existing structures. In the event this transaction does not close, all documents provided by Seller will be returned to Seller within 10 days from the date this Contract is terminated.

(ii)         Buyer ~~will~~ may elect in its sole discretion, at Buyer’s expense and within the time period allowed to deliver and examine title evidence, obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, such encroachments will constitute a title defect to be cured within the Curative Period.

(d)          Ingress and Egress: Seller warrants that the Property presently has ingress and egress.

7.          PROPERTY CONDITION: Seller will deliver the Property to Buyer at the time agreed in its present “as is” condition, ordinary wear and tear excepted, and will maintain the landscaping and grounds in a comparable condition. Seller makes no warranties other than marketability of title as set forth herein. In the event that the condition of the Property has materially changed since the expiration of the Due Diligence Period, Buyer may elect to terminate the Contract and receive a refund of any and all deposits paid, plus interest, if applicable. By accepting the Property “as is”, Buyer waives all claims against Seller for any defects in the Property. (Check (a) or (b)).

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 2 of 7 Pages.

(a)          [INTENTIONALLY OMITTED]

(b)          Due Diligence Period: Buyer will, at Buyers expense and within See Addendum, Para. 5a days from Effective Date (“Due Diligence Period”), determine whether the Property is suitable, in Buyer’s sole and absolute discretion, for Buyer’s intended use and development of the Property as specified in Paragraph 6. During the Due Diligence Period, Buyer may conduct any tests, analyses, surveys and investigations (“Inspections”) which Buyer deems necessary to determine to Buyer’s satisfaction the Property’s engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management and comprehensive land use plans; availability of permits, government approvals and licenses; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that Buyer deems appropriate to determine the suitability of the Property for Buyer’s intended use and development. Buyer will deliver written notice to Seller prior to the expiration of the Due Diligence Period of Buyer’s determination of whether or not the Property is acceptable. See Addendum, Para. 5.b. See Addendum, Para. 3, Para. 4. [INTENTIONALLY OMITTED]

(c)          Walk-through Inspection: Buyer may, on the day prior to closing or any other time mutually agreeable to the parties, conduct a final “walk-through” inspection of the Property to determine compliance with this paragraph and to ensure that all Property is on the premises.

8.          OPERATION OF PROPERTY DURING CONTRACT PERIOD: Seller will continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and will take no action that would adversely impact the Property, tenants, lenders or business, if any. Any changes, such as renting vacant space, that materially affect the Property or Buyer’s intended use of the Property will be permitted only with Buyer’s consent.

9.          CLOSING PROCEDURE: Unless otherwise agreed or stated herein, closing procedure shall be in accordance with the norms where the Property is located.

(a)          Possession and Occupancy: Seller will deliver possession and occupancy of the Property to Buyer at closing. Seller will provide keys, remote controls, and any security/access codes necessary to operate all locks, mailboxes, and security systems.

(b)          Costs: Buyer will pay Buyer’s attorneys’ fees, taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay Seller’s attorneys’ fees, taxes on the deed and recording fees for documents needed to cure title defects. If Seller is obligated to discharge any encumbrance at or prior to closing and fails to do so, Buyer may use purchase proceeds to satisfy the encumbrances. See Addendum, Para. 7

(c)          Documents: Seller will provide the deed (in the form of which has been approved by Buyer); bill of sale (in the form of which has been approved by Buyer); mechanic’s lien affidavit; originals of those assignable service and maintenance contracts that will be assumed by Buyer after the Closing Date (if approved by Buyer during the Due Diligence Period) and letters to each service contractor from Seller advising each of them of the sale of the Property and, if applicable, the transfer of its contract, and any assignable warranties or guarantees received or held by Seller from any manufacturer, contractor, subcontractor, or material supplier in connection with the Property; [INTENTIONALLY OMITTED]; assignments of leases, updated rent roll; tenant and lender estoppels letters; (in the form provided by Buyer) tenant subordination, non-disturbance and attornment agreements (SNDAs) required by the Buyer or Buyer’s lender; assignments of permits and licenses (in the form of which has been approved by Buyer); corrective instruments; and letters notifying tenants of the change in ownership/rental agent. [INTENTIONALLY OMITTED] If Seller is an entity, Seller will deliver a resolution of its Board of Directors authorizing the sale and delivery of the deed and certification by the appropriate party certifying the resolution and setting forth facts showing the conveyance conforms to the requirements of local law. Seller will transfer security deposits to Buyer. Buyer will provide the closing statement, mortgages and notes, security agreements, and financing statements.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 3 of 7 Pages.

(d)          Taxes and Prorations: Real estate taxes, personal property taxes on any tangible personal property, bond payments assumed by Buyer, interest, rents (based on actual collected rents), association dues, insurance premiums acceptable to Buyer, and operating expenses will be prorated through the day before closing. If the amount of taxes for the current year cannot be ascertained, rates for the previous year will be used with due allowance being made for improvements and exemptions. Any tax proration based on an estimate will, at request of either party, be readjusted upon receipt of current year’s tax bill; this provision will survive closing.

(e)          Special Assessment Liens: Certified, confirmed, and ratified special assessment liens as of the Closing Date will be paid by Seller. If a certified, confirmed, and ratified special assessment is payable in installments, Seller will pay all installments due and payable on or before the Closing Date, with any installment for any period extending beyond the Closing Date prorated, and Buyer will assume all installments that become due and payable after the Closing Date. Buyer will be responsible for all assessments of any kind which become due and owing after Closing Date, unless an improvement is substantially completed as of Closing Date. If an improvement is substantially completed as of the Closing Date but has not resulted in a lien before closing, Seller will pay the amount of the last estimate of the assessment. This subsection applies to special assessment liens imposed by a public body and does not apply to condominium association special assessments.

(f)          Foreign Investment in Real Property Tax Act (FIRPTA): If Seller is a “foreign person” as defined by FIRPTA, Seller and Buyer agree to comply with Section 1445 of the Internal Revenue Code. Seller and Buyer will complete, execute, and deliver as directed any instrument, affidavit, or statement reasonably necessary to comply with the FIRPTA requirements, including delivery of their respective federal taxpayer identification numbers or Social Security Numbers to the closing agent. If Buyer does not pay sufficient cash at closing to meet the withholding requirement, Seller will deliver to Buyer at closing the additional cash necessary to satisfy the requirement.

10.       ESCROW AGENT: Seller and Buyer authorize Escrow Agent or Closing Agent (collectively “Agent”) to receive, deposit, and hold funds and other property in escrow and, subject to collection, disburse them in accordance with the terms of this Contract. The parties agree that Agent will not be liable to any person for misdelivery of escrowed items to Seller or Buyer, unless the misdelivery is due to Agent s willful breach of this Contract or gross negligence. If Agent has doubt as to Agent’s duties or obligations under this Contract, Agent may, at Agent’s option, (a) hold the escrowed items until the parties mutually agree to its disbursement or until a court of competent jurisdiction or arbitrator determines the rights of the parties or (b) deposit the escrowed items with the clerk of the court having jurisdiction over the matter and file an action in interpleader. Upon notifying the parties of such action, Agent will be released from all liability except for the duty to account for items previously delivered out of escrow. [INTENTIONALLY OMITTED] In any suit in which Agent interpleads the escrowed items or is made a party because of acting as Agent hereunder, Agent will recover reasonable attorney’s fees and costs incurred, with these amounts to be paid from and out of the escrowed items and charged and awarded as court costs in favor of the prevailing party.

11.       CURE PERIOD: Prior to any claim for default being made, a party will have an opportunity to cure any alleged default. If a party fails to comply with any provision of this Contract, the other party will deliver written notice to the non- complying party specifying the non-compliance. The non-complying party will have _____ days (5 days if left blank) after delivery of such notice to cure the non-compliance. Notice and cure shall not apply to failure to close.

12.       RETURN OF DEPOSIT: Unless otherwise specified in the Contract, in the event any condition of this Contract is not met and Buyer has timely given any required notice regarding the condition having not been met, Buyer’s deposit will be returned [INTENTIONALLY OMITTED]

13.       DEFAULT:

(a)          In the event the sale is not closed due to any default or failure on the part of Seller other than failure to make the title marketable after diligent effort, Buyer may either (1) receive a refund of Buyer’s deposit(s) See Addendum, Para. 13 or (2) seek specific performance. If Buyer elects a deposit refund, Seller will be liable to Broker for the full amount of the brokerage fee.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 4 of 7 Pages.

(b)          In the event the sale is not closed due to any default or failure on the part of Buyer, (as its sole legal and equitable remedy) Seller shall ~~may either (1)~~ retain all deposit(s) paid or agreed to be paid by Buyer as agreed upon liquidated damages, consideration for the execution of this Contract, and in full settlement of any claims, upon which this Contract will terminate and neither Buyer nor Seller shall have any further liability or obligation hereunder ~~or (2) seek specific performance~~ [INTENTIONALLY OMITTED]. If Buyer fails to timely place a deposit as required by this Contract, Seller may either (1) terminate the Contract and seek the remedy outlined in this subparagraph or (2) proceed with the Contract without waiving any remedy for Buyer’s default.

14.       ATTORNEY’S FEES AND COSTS: In any claim or controversy arising out of or relating to this Contract, the prevailing party, which for purposes of this provision will include Buyer, Seller and Broker, will be awarded reasonable attorneys’ fees, costs, and expenses.

15.       NOTICES: All notices will be in writing and may be delivered by mail, overnight courier, personal delivery, or electronic means. Parties agree to send all notices to addresses specified on the signature page(s). Any notice, document, or item given by or delivered to an attorney or real estate licensee (including a transaction broker) representing a party will be as effective as if given by or delivered to that party.

16.       DISCLOSURES:

(a)          [INTENTIONALLY OMITTED]

(b)          Special Assessment Liens Imposed by Public Body: The Property may be subject to unpaid special assessment lien(s) imposed by a public body. (A public body includes a Community Development District.) Such liens, if any, shall be paid as set forth in Paragraph 9(e).

(c)          Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(d)          Energy-Efficiency Rating Information: Buyer acknowledges receipt of the information brochure required by Section 553.996, Florida Statutes.

17.       RISK OF LOSS:

(a)          If, after the Effective Date and before closing, the Property is damaged by fire or other casualty, Seller will bear the risk of loss and Buyer may cancel this Contract without liability and the deposit(s) will be returned to Buyer. Alternatively, Buyer will have the option of purchasing the Property at the agreed upon purchase price and Seller will credit the deductible, if any and transfer to Buyer at closing any insurance proceeds, or Seller’s claim to any insurance proceeds payable for the damage. Seller will cooperate with and assist Buyer in collecting any such proceeds. Seller shall not settle any insurance claim for damage caused by casualty without the consent of the Buyer.

(b)          If, after the Effective Date and before closing, any part of the Property is taken in condemnation or under the right of eminent domain, or proceedings for such taking will be pending or threatened, Buyer may cancel this Contract without liability and the deposit(s) will be returned to Buyer. Alternatively, Buyer will have the option of purchasing what is left of the Property at the agreed upon purchase price and Seller will transfer to the Buyer at closing the proceeds of any award, or Seller claim to any award payable for the taking. Seller will cooperate with and assist Buyer in collecting any such award.

18.       ASSIGNABILITY; PERSONS BOUND: This Contract may be assigned to a related entity, and otherwise is not assignable. If this Contract may be assigned, Buyer shall deliver a copy of the assignment agreement to the Seller at least 5 days prior to Closing. The terms “Buyer”, “Seller” and “Broker” may be singular or plural. This Contract is binding upon Buyer, Seller and their heirs, personal representatives, successors and assigns (if assignment is permitted).

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 5 of 7 Pages.

19.       MISCELLANEOUS: The terms of this Contract constitute the entire agreement between Buyer and Seller. Modifications of this Contract will not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. This Contract will be construed under Florida law and will not be recorded in any public records.

20.       BROKERS: Neither Seller nor Buyer has used the services of, or for any other reason owes compensation to, a licensed real estate Broker other than:

(a)          Seller’s Broker: Collier’s International (Company Name) Joe Rossi (Licensee) 255 South Orange Avenue, Suite 1300, Orlando, FL 328901 407 843-1723 Joe.Rossi@colliers.com (Address, Telephone, Fax, E-mail) who is a single agent by Seller a listing agreement

(b)          [INTENTIONALLY OMITTED] (collectively referred to as “Broker”) in connection with any act relating to the Property, including but not limited to inquiries, introductions, consultations, and negotiations resulting in this transaction. Seller ~~and Buyer~~ agree to indemnify and hold Broker harmless from and against losses, damages, costs and expenses of any kind, including reasonable attorneys’ fees at all levels, and from liability to any person, arising from (1) compensation claimed which is inconsistent with the representation in this Paragraph, (2) enforcement action to collect a brokerage fee pursuant to Paragraph 10, (3) any duty accepted by Broker at the request of Seller ~~or Buyer~~ which is beyond the scope of services regulated by Chapter 475, Florida Statutes, as amended, or (4) recommendations of or services provided and expenses incurred by any third party whom Broker refers, recommends, or retains for or on behalf of Seller ~~or Buyer~~.

21.       OPTIONAL CLAUSES: (Check if any of the following clauses are applicable and are attached as an addendum to this Contract):

☐ Arbitration	☐ Seller Warranty	☐ Existing Mortgage
☐ Section 1031 Exchange	☐ Coastal Construction Control Line	☐ Buyer s Attorney Approval
☐ Property Inspection and Repair	☐ Flood Area Hazard Zone	☐ Seller s Attorney Approval
☐ Seller Representations	☐ Seller Financing	☑ Other _Addendum

22.       ADDITIONAL TERMS:

*See Addendum Attached hereto.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECT OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER ADVICE. BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 6 of 7 Pages.

Each person signing this Contract on behalf of a party that is a business entity represents and warrants to the other party that such signatory has full power and authority to enter into and perform this Contract in accordance with its terms and each person executing this Contract and other documents on behalf of such party has been duly authorized to do so.

Rich Uncles NNN Operating Partnership, LP		Date:
(Signature of Buyer)

Rich Uncles NNN REIT, Inc.		Tax ID No:
(Typed or Printed Name of Buyer)

Title:	Harold Hofer, CEO	Telephone:	949-873-6535

Date:
(Signature of Buyer)

Tax ID No:
(Typed or Printed Name of Buyer)

Title:		Telephone:

Buyer’s Address for purpose of notice: 3080 Bristol Street, Suite 550, Costa Mesa, Ca 92626

Facsimile:	Email:	david@richuncles.com

BRWHP Properties, L.L.P.	Date:
(Signature of Seller)

	Tax ID No:	56-2290423
(Typed or Printed Name of Seller)

Title:	Telephone:

Date:
(Signature of Seller)

Tax ID No:
(Typed or Printed Name of Seller)

Title:	Telephone:

Seller’s Address for purpose of notice: 116 White Pine Canyon Road, Park City, UT 84060

Facsimile:	Email:	mmanuel@brwhp.com

The Florida Association of REALTORS® makes no representation as to the legal validity or adequacy of any provision of this form in any specific transaction. This standardized form should not be used in complex transactions or with extensive riders or additions. This form is available for use by the entire real estate industry and is not intended to identify the user as a REALTOR®. REALTOR® is a registered collective membership mark which may be used only by real estate licensees who are members of the NATIONAL ASSOCIATION OF REALTORS® and who subscribe to its Code of Ethics.

The copyright laws of the United States (17 U.S. Code) forbid the unauthorized reproduction of this form by any means including facsimile or computerized forms.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 7 of 7 Pages.

ADDENDUM TO COMMERCIAL CONTRACT

SELLER:	BRWHP PROPERTIES, L.L.P., a Florida limited liability partnership

BUYER:	RICH UNCLES NNN OPERATING PARTNERSHIP, LP, a Delaware limited partnership, or permitted assignee

PROPERTY ADDRESS:	2601 Westhall Lane, Maitland, Florida 32751

This Addendum is attached to and comprises a part of that certain Commercial Contract described above (hereinafter referred to as the "Contract"). In the event of an express and irreconcilable conflict between the terms set forth in this Addendum and the terms set forth in the Contract, the terms set forth in this Addendum shall supersede and prevail over any conflicting terms set forth in the Contract. All terms defined in the Contract shall have the same definitions in this Addendum unless otherwise stated.

BUYER AND SELLER AGREE AS FOLLOWS:

1.           Deliveries.

a.           Within three (3) business days following the Effective Date, Seller shall, at Seller’s expense, deliver to Buyer true, correct and complete copies (which can be electronic copies) of the following documents (“Seller’s Property Information”): (a) the lease with exp U.S. Services Inc. (“Tenant”) together with all amendments or modification of the lease (the “Lease”); (b) all service agreements and any and all other contracts or agreements whether written or oral affecting the Property (the “Service Contracts”); (c) any prior title insurance policy regarding the Property and copies of documents referenced therein; (d) all architectural plans, as-built mechanical or construction drawings, plans and specifications (including without limitation, as-built, structural and seismic), blue prints, reports, studies, tests, surveys, environmental audits or reports (including without limitation, any Phase I or Phase II Reports), appraisals, and like items relating to the Property in Seller’s possession or control; (e) all current applicable certificates (including without limitation, certificates of occupancy), permits, licenses or approvals issued by any board, association, governmental body or agency having jurisdiction over the Property related to the ownership and/or operation of the Property, which are in Seller’s possession or control; (f) copies of all warranties and guaranties pertaining to the Property, including, without limitation, all roof, termite, HVAC, equipment, and appliance warranties; (g) copies of the real property tax bills for the preceding two years; (h) copies any prior surveys of the Property; (i) any inspection reports regarding the Property (including without limitation, roof, HVAC, plumbing, sewer and electrical systems); (j) all governmental and insurance notices regarding the Property which are in Seller’s possession or control.

b.           Buyer agrees that if it terminates this Contract or fails to close the transaction contemplated hereby for any reason, then Buyer shall either (i) promptly return to Seller all of the deliveries supplied by or at the direction of Seller, or (ii) promptly have all deliveries destroyed (for hard copies) or purged (for electronic copies).

c.           Within five (5) business days after the Effective Date, Seller shall cause First American Title Insurance Company (the “Title Company”) to issue to Buyer a title insurance commitment (“Title Commitment”) together with copies of all documents of record which are listed as exceptions in the Title Commitment along with a map plotting all listed exceptions (the “Title Materials”)

2.           Property Sold In “AS-IS” Condition. Buyer acknowledges and agrees that to the maximum extent permitted by law, THE SALE OF THE PROPERTY IS MADE ON AN “AS IS, WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, KNOWN OR UNKNOWN, PATENT, LATENT, OR OTHERWISE. Seller shall not be obligated to pay for any repairs or remedial action that may be necessary or desirable to cure any defects or condition affecting the Property, specifically including, but not limited to the roof. Buyer acknowledges that, except as otherwise set forth in this Contract, Seller has made no representations or warranties regarding the Property and that Buyer is not relying upon any representations made by Seller regarding the Property which are not expressly set forth in this Contract. Buyer acknowledges that Buyer has been afforded the opportunity to conduct such investigations and due diligent inquiry as Buyer deemed necessary and appropriate to enable the Buyer to determine the suitability of the property for Buyer’s intended use. Buyer further acknowledges and agrees that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller (except as otherwise provided herein), and at Closing Buyer agrees to accept the Property and, except as otherwise provided herein, be deemed automatically to release and waive all objections or claims against Seller (including, but not limited to, any right to, or claim or, contribution) arising from or related to the Property, or to any hazardous materials in or on the Property. Buyer further acknowledges and agrees that any information provided, or to be provided with respect to the Property, by Seller could have been obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and, except as otherwise provided herein, makes no representations as to the accuracy or completeness of such information. Seller is not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Property or the operation thereof, furnished by Seller, any real estate broker, agent, employee, servant, or other person. It is understood and agreed that the Purchase Price has been established by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Buyer subject to the foregoing. The provisions of this section shall survive Closing or termination of this Contract.

3.           Scope of the Inspection Rights. Provided that Buyer has given Seller at least one (1) business day advance notice in writing, Seller shall allow Buyer and Buyer’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein. Buyer’s inspection hereunder may include, but shall not be limited to, engineering and landscaping tests, soil tests, and surveys of the Property and Buyer agrees to give Seller prior written notice at least one (1) business day in advance of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves. Buyer agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test. Notwithstanding anything to the contrary set forth in this Contract, Buyer will not make or cause to be made any borings in the Property or remove any soil or water samples from the Property without Seller’s prior written consent, which consent may be granted, conditioned or withheld by Seller in its reasonable discretion, and which may require submission to Seller of a proposed work plan in a form reasonably acceptable to Seller and its engineering consultants prior to the initiation of any such testing. Prior to such time as any Buyer’s representatives enter the Property, Buyer shall (A) obtain policies of general liability insurance which insure Buyer and Seller with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage, and name Seller as an additional insured, and provide such coverages and carry such other limits as Seller shall reasonably require, and (B) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. In conducting any inspections, investigations, or tests of the Property, Buyer and its agents and representatives shall: (i) not unreasonably interfere with the operation and maintenance of the Property or use of the Property by parties having an existing right to occupy any portion of the Property, and shall not communicate or correspond with any vendors providing service to the Property without the prior written consent of Seller; (ii) not damage any part of the Property or any personal property located on the Property; (iii) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors, and employees or any tenants or their agents, guests, invitees, contractors, and employees; (iv) comply with all applicable laws; (v) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; and (vi) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. Buyer shall bear the cost of all such inspections or tests. The obligations of this Section 3.2 shall survive the termination of this Contract.

4.           Restoration of the Property; Indemnity. If the Closing does not occur, Buyer shall return the Property to substantially the condition existing prior to any tests and inspections performed by Buyer or Buyer’s representatives, as determined by Seller in the exercise of reasonable discretion. Buyer shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, employees, officers, directors, shareholders, counsel, representatives, agents, from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of appeals) (collectively “Claims”) arising from or related to Buyer’s or its employees, agents, representatives, or contractors entry onto the Property, and any inspections or other matters performed by Buyer with respect to the Property, whether prior to or after the end of the Due Diligence Period except that the foregoing indemnity shall not include (i) any Claims arising from the negligence or wrongful conduct of Seller or is agents or contractors, or (ii) any Claims arising the any pre-existing condition of the Property provided that Buyer does not exacerbate such pre-existing condition. The provisions of this Section shall survive Closing or any termination of this Contract.

5.           Due Diligence Period.

a.           The Due Diligence Period under Paragraph 7(b) of the Contract shall expire on March 16, 2017 at 5:00 PM PST.

b.           Before the expiration of the Due Diligence Period, Buyer shall have the right in its sole and absolute discretion to approve the purchase of the Property under the terms of this Contract by delivering written of approval (the “Approval Notice”) to Seller. If such Approval Notice is not timely given then Buyer shall be deemed to have terminated this Contract, in which event (a) this Contract shall be deemed terminated under this paragraph 5.(b) Buyer shall receive a full return of the Deposit, and (c) except for obligations that this Contract expressly states survive termination, neither party shall have any further rights against the other hereunder. If the Approval Notice is timely given, then the parties shall proceed with this transaction and the Deposit shall be deemed non-refundable except as otherwise provided herein.

6.           Closing.

a.           Closing Date. The closing for Buyer’s purchase of the Property (the “Closing”) shall occur no later than 5:00 PM PST on the tenth (10th) day immediately following the expiration of the Due Diligence Period.

b.           Place of Closing. Closing shall be conducted electronically and all original closing documents shall be delivered to the office of Escrow Agent at 777 South Figueroa Street, Suite 400, Los Angeles, California 90017, Phone: 866.830.9622.

a.           Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Buyer’s Conditions”), any of which may be waived in writing by Buyer in its sole and absolute discretion:

i.          Buyer’s timely delivery of the Approval Notice;

ii.         The Title Company is committed to issue to Buyer at the Closing its 2006 ALTA Owners Policy of Title Insurance to Buyer in the amount of the Purchase Price, insuring that Buyer has good and marketable fee simple title to the Property, subject only to the Permitted Encumbrances as described on attached Exhibit ”C” (the “Title Policy”). If Buyer elects to obtain any additional endorsements or an extended coverage policy, the additional premium and costs of survey for the extended coverage policy and the cost of any endorsements shall be at Buyer’s sole cost and expense;

iii.         Buyer’s receipt of an estoppel certificate from the Tenant in form provided by Buyer (the “Tenant Estoppel Certificate”) evidencing that there are no defaults by either landlord or tenant under the Lease, that there has been no amendment of the Lease other than as reflected in the Lease delivered to Buyer as well as other items set forth in Tenant Estoppel Certificate reasonably approved by Buyer. Seller shall request and use its good faith efforts to obtain from Tenant the Tenant Estoppel Certificate at least five (5) days before the anticipated Closing Date;

iv.         The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to the Escrow Holder all the closing documents required pursuant to paragraph 9(c) of the Contract; and,

7.           Closing Costs.

a.           Seller shall pay any State, County or City transfer tax or documentary stamps on the Deed, and its own attorneys’ fees and the recordation costs associated with the Deed.

b.           Buyer shall pay all costs related to any loan obtained by Buyer for this transaction (including without limitation premiums for any loan title policy and endorsements, loan fees, and any applicable intangibles tax and mortgage tax), all costs of the Survey, investigations, appraisals, and inspections incurred or performed by or on behalf of Buyer, and its own attorneys’ fees.

c.           Seller and Buyer shall equally split the costs for the title examination (not to exceed $250) and the preparation of the Title Commitment (no cost) and the premium for the base Title Policy (the total of which shall not exceed $6,597.50). Buyer shall pay the premium for any extended coverage and any endorsements for the Title Policy requested by Buyer.

8.           Title Policy: The Commitment and Title Policy shall be issued by First American Title Insurance Company.

9.           Lease: Buyer and Seller acknowledge that the transfer of the Property is subject to the Lease. Seller shall provide to Buyer the Tenant Estoppel Certificate (as described above). At the Closing, Seller will assign the Lease to the Buyer using an Assignment of Lease in form approved by Buyer during the Due Diligence Period and all rents will be prorated as of 11:59 of the day immediately before the Closing Date. At the Closing, Buyer will receive a credit of $82,795.00 (or such lesser amount if indicated on the Estoppel Certificate) against the Purchase Price for the outstanding tenant improvement allowance to be assumed by Buyer under the Lease.

10.          Representations and Warranties of Seller. To induce Buyer to enter into this Contract and to purchase the Property, Seller covenants, represents and warrants to Buyer as follows, each of which is material and is being relied upon by Buyer:

A.           Seller has the full right, power and authority to own, operate and convey its interest in the Property, and does not need any further consent or other authorization from any governmental or private entity, corporation, partnership, firm individual or other entity to execute, deliver and perform its obligations under this Contract, and to consummate the transactions contemplated hereby.

B.           At Closing, no work shall have been performed or be in progress and no materials or services shall be furnished with respect to the Property or any portion thereof which could give rise to any mechanic’s, construction, supplier or other liens, save and except for tenant improvement work and building maintenance in the ordinary course, which will be paid for in full on completion. At Closing, Seller shall furnish to Buyer an affidavit attesting to the absence of any such liens or potential liens (if there are no such liens) to permit the title company to delete the mechanic’s lien standard preprinted exception.

C.           Neither the entering into this Contract nor the Closing will constitute a violation or breach by Seller of any contract, agreement, understanding or instrument to which it is a party or by which Seller of the Property is subject or bound; of any judgment, order, writ, injunction or decree issued against or imposed upon them; or will result in the violation of any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

D.           Seller has received no notice, nor has any knowledge of any pending or contemplated litigation, condemnation proceeding, zoning proceeding or any other action or proceeding that could affect any portion of the Property or access thereto.

E.           Seller is neither a “foreign person” nor a “foreign corporation” (as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended).

F.           Seller is the fee simple title holder to the Property.

G.           Except for the Lease, there is no lease or other tenancies for any space in the Property. In addition:

(I)         Tenant has not made any written claim or, to Seller’s knowledge, has any other claim, whether or not in writing: (i) that Seller has defaulted in performing any of its obligations under the Lease which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by Tenant, including but not limited to CAM and other similar charges (other than the TI allowances referenced above), or (iv) that Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder. Tenant has not given Seller any written notice of its intention to terminate its Lease or requesting a reduction or abatement of rent or requesting consent to assign or terminate its Lease;

(II)        the Lease is valid and is in full force and effect in accordance with its terms, and there is no default by the landlord or Tenant thereunder including, without limitation, default by Tenant in the payment of rent, additional rent or other charges due and payable under the Lease. Seller has not sent a notice of termination with respect to the Lease;

(III)       Tenant has not paid any rent for any period of more than thirty (30) days in advance;

H.           All amounts due and payable under the Service Contracts have been paid and Seller has not received written notice of default under any of the Service Contracts nor, to Seller’s knowledge, are any parties in default under any of the Service Contracts.

I.            To the best of Seller’s knowledge, Seller is not a person or entity with whom Seller is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

J.           With the exception of this Contract, Seller has not granted any option agreements or rights of first refusal with respect to the purchase of the Property or any other unexpired rights in favor of third persons to purchase or otherwise acquire all or any part of the Property.

K.          To Seller’s knowledge the documents which are part of Seller’s Property Information which were delivered or made available by Seller for Buyer’s review are true and correct in all material respects and are complete copies of such documents.

Each of the foregoing representations and warranties shall be true and correct as of the Effective Date and as of the Closing Date, and shall survive the closing on the purchase and sale of the Property for a period of twelve (12) months.

11.         1031 Exchange: Buyer and Seller acknowledge that Buyer or Seller may structure this transaction as a §1031 Exchange. Seller and Buyer will cooperate with either party’s intermediary to effectuate the tax-free exchange at no cost to the other party, provided that (i) the transaction contemplated by this Contract shall not be conditioned upon completion of such exchange; (ii) the non-requesting party shall not be required to take title to any real property in connection with any such exchange; (iii) the non-requesting party shall not incur any liability by reason of any such exchange; and (iv) the requesting party shall not be relieved of any of its obligations under this Contract, including the extension of any dates, as a result of any such exchange. Each party hereby indemnifies the other party for all obligation, liability, damages, costs, claims, and expenses of any nature, including attorney’s fees, arising from any exchange transaction.

12.         Confidentiality. Buyer and Seller agree that prior to the Closing Date, Buyer and Seller shall not disclose the terms of this Contract to any third party. Notwithstanding the foregoing, Buyer may provide copies of this Contract or may disclose the terms and conditions of this Contract to Buyer’s attorneys, accountants, and such other parties as may be reasonably deemed appropriate by Buyer in connection with Buyer’s inspections and purchase of the Property. Buyer may also disclose that Buyer has contracted to purchase the Property to Buyer’s investors and to potential tenants of the Property without disclosing the terms of the Purchase to such potential tenants.

13.         Buyer’s Pursuit Costs. If Seller is in default hereunder and Buyer elects to terminate this Contract, in addition to the Deposit being delivered to Buyer, Seller shall reimburse Buyer for its documented, actual and reasonable out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Contract and incurred following the Effective Date, up to $25,000.00 (“Pursuit Costs”).

14.         Brokers. Each party represents and warrants that, except as set forth in Article 20 of the Contract, it has not engaged the services of or dealt with any broker, salesperson or other person or entity who may claim a commission or other payment in conjunction with this Agreement. EACH PARTY HERETO AGREES TO INDEMNIFY, DEFEND AND HOLD THE OTHER PARTY HARMLESS FROM AND AGAINST ALL LOSS, CLAIMS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) CAUSED BY A BREACH OF THE FOREGOING REPRESENTATION. The provisions of this Section shall survive Closing or termination of this Agreement.

15.         Reporting Requirements. Buyer and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Buyer and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Buyer not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

16.         Construction. This Contract is the result of negotiations between the parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. Seller and Buyer hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Contract that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Contract or any earlier draft of the same.

17.         Interpretation. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Contract and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Contract, which shall be deemed to prevail and control.

[Signatures follow on Next Page]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the _____ day of February, 2017.

BUYER:

RICH UNCLES NNN OPERATING

PARTNERSHIP, LP, a Delaware

limited partnership

By:	Rich Uncles NNN REIT, Inc.
a Maryland corporation, its
General Partner

By:
Harold Hofer
Chief Executive Officer

SELLER:

BRWHP PROPERTIES, L.L.P., a Florida

limited liability partnership

By:
Name:
Title:

EXHIBIT “A”

LEGAL DESCRIPTION

A part of Tract 13, Maitland Center Section Five, Maitland, Orange County, Florida, as recorded in Plat Book 10, Page 95, Public Records, Orange County; more particularly described as follows (the “Land”):

Beginning at a point on the South boundary of Tract 13, at the Easterly end of Westhall Lane as platted by said plat of Maitland Center Section Five; thence N.88°57'30"W, along said South boundary for 85.47 feet to the point of curvature of a curve concave Southeasterly and lying along said Southerly boundary; thence Westerly along the arc of said curve, having a radius of 751.20 feet, through a central angle of 23°28'56", for 307.87 feet to the point of tangency; thence S.67°33'34'W, along said South boundary for 7.55 feet to the point of curvature of a curve concave Northerly; thence Westerly along the arc of said curve, having a radius of 35.00 feet, through a central angle of 90°00'00", for 54.98 feet to the point of compound curvature of a circular curve concave Easterly; thence Northerly along the arc of said curve, having a radius of 640.00 feet, through a central angle of 24°23'53", for 272.53 feet; thence N89°50'48"E, for 569.36 feet to an intersection with a curve concave Westerly and lying along the Easterly boundary of Tract 13, a radial line to said intersection bearing S85°33'13"E; thence Southerly along the arc of said curve, having a radius of 639.07 feet, through a central angle of 11°28'09" for 127.93 feet to the point of reverse curvature of a curve concave Easterly and lying along said Easterly boundary; thence Southerly along the arc of said curve, having a radius of 709.07 feet through a central angle of 06°08'06", for 75.92 feet to the point of reverse curvature of a curve concave Northwesterly; thence Southerly and Westerly along the arc of said curve, having a radius of 35.00 feet, through a central angle of 81°15'41", for 49.64 feet to the point of tangency; thence N.88°57'30"W, along the South boundary of Tract 13 for 8.15 feet to the Point of Beginning.

TOGETHER WITH (i) any appurtenances, easements, rights of way and other privileges or rights relating to the Land, together with any present or future interest of Seller in the Land or in any other land or property arising by virtue of any other lease, sublease, occupancy agreement or concession affecting the Land, including but not limited to access rights and fixtures, and the land lying in the bed of any street or avenue in front of or adjoining the Land to the center line of the street or avenue and all streets, avenues, alleys, easements, railroad lines and tracks, rights-of-way, uses or other interests in, on, over, under, abutting or adjoining the Land; (ii) Seller’s estate, right, title and interest, if any, to any minerals, oil, gas and other hydrocarbon substances on the Land, as well as to any development rights, air rights, solar rights, water, water rights, and water stock relating to the Land; and (iii) Seller’s estate, right, title and interest, if any, in and to any and all buildings, improvements, appurtenances and fixtures of any kind presently located on the Land, it being intended and agreed that all such items will be conclusively considered to be a part of the real Contract conveyed pursuant to this Contract, whether or not attached or affixed to the Land.

EXHIBIT "B"

DESCRIPTION OF PERSONAL PROPERTY

All of the following (if any):

All as-built and boundary and topography surveys of the Property;

All zoning certificates, zoning resolutions, variances and other zoning or land use approvals relating to the Property;

All licenses and permits relating to the Property;

All soils, geotechnical and environmental reports, studies, inspections or analyses conducted on or prepared with respect to the Property;

All rights to the present or future use of water, wastewater, wastewater capacity, drainage or other utility facilities that pertain to or benefit the Property, including, without limitation, all reservations, credits, commitments or letters covering any such use in the future;

All other agreements, contracts, reports, studies, investigations, inspections, analyses, drawings, plans, specifications, surveys and other materials relating to the development or use of the Property; and

And all other tangible or intangible personal property, development rights, entitlements, credits, agreements and contracts relating to the Property or any of the foregoing, reversionary rights, and all other rights, benefits, privileges, tenements, hereditaments and appurtenances thereon or in anywise appertaining to the Property or owned by Seller and used in connection with the Property or the ownership or development thereof.

All cubicles and workstations owned by Seller shall be transferred to Buyer at closing, all “As-Is, Where-Is”.

EXHIBIT "C"

PERMITTED ENCUMBRANCES

1.	Real Property Taxes for the year 2017 and subsequent years.

2.	Easements, Covenants, Conditions and Restrictions as set forth in that certain Special Warranty Deed recorded September 1, 1983 in Official Records Book 3414, Page 2101 of the Public Records of Orange County, Florida.

3.	Drainage Agreement recorded July 17, 1981 in Official Records Book 3209, Page 149 of the Public Records of Orange County, Florida.

4.	Distribution Easement recorded June 2, 1986 in Official Records Book 3792, Page 2584 of the Public Records of Orange County, Florida.

5.	Reservations unto the State of Florida in that certain Deed from the Internal Improvement Fund dated January 6, 1947 and recorded January 28, 1947 in Deed Book 730, Page 113; Right of Entry and Exploration released in that certain Quit Claim Deed recorded February 23, 1973 in Official Records Book 2366, Page 231; Official Records Book 2366, Page 232; Official Records Book 2366, Page 233; Official Records Book 2366, Page 234; Official Records Book 2366, Page 235; Official Records Book 2366, Page 236; Official Records Book 2366, Page 237; Official Records Book 2366, Page 238 and Official Records Book 2366, Page 239, all of the Public Records of Orange County, Florida.

6.	Development Agreement recorded July 16, 1980 in Official Records Book 3125, Page 1588 of the Public Records of Orange County, Florida.

7.	City of Maitland Easement recorded February 23, 1981 in Official Records Book 3174, Page 237 of the Public Records of Orange County, Florida.

8.	Subject to the Plat of MAITLAND CENTER SECTION FIVE, recorded in Plat Book 10, Page 95 of the Public Records of Orange County, Florida.